-5-

FOR IMMEDIATE RELEASE

                                                               Investor Contact:
Media Contact:                                                       Kevin Libby
Eric McErlain                                          PSINet Investor Relations
PSInet Media Relations                                            (703) 726-1245
(703) 726-1327                                                    libbyk@psi.com
mcerlaine@psi.com

                     PSINET ANNOUNCES COMPLETION OF SALE OF
                    ITS SUBSIDIARY'S INTEREST IN DECAN GROUPE

ASHBURN, VA.--APRIL 5, 2001--PSINet Inc. (NASDAQ: PSIX) today announced that its wholly owned subsidiary, Metamor Holdings (France), has completed the sale of its entire ownership interest in Decan Groupe to Getronics International BV. Net cash proceeds to Metamor Holdings (France) were approximately Euro 38.6 million, with an additional Euro 5 million being placed in escrow for one year.

As previously announced, PSINet's current cash resources, and any cash generated by additional asset sales, are not expected to be sufficient to meet PSINet's anticipated cash needs absent successful implementation of one or more financial or strategic alternatives currently under consideration by PSINet, and PSINet cannot provide any assurance that, even if any such alternatives are implemented, it will not run out of cash.

Headquartered in Ashburn, Virginia, PSINet is the Internet Super Carrier offering global e-commerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, satellite, web hosting and switching facilities, providing direct access in more than 900 metropolitan areas in 27 countries on five continents.

This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, ability to reach an agreement regarding restructuring with securities holders of PSINet and PSINet Consulting Solutions and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the SEC.

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